Filed Pursuant to Rule 433

Registration No. 333-191168

September 24, 2013

PRICING TERM SHEET

$125,000,000

5.125% Subordinated Debentures due September 27, 2023

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Prospectus.

Issuer:	Valley National Bancorp

Type of Security:	Subordinated Debentures

Aggregate Principal Amount:	$125,000,000

Trade Date:	September 24, 2013

Settlement Date (T+3):	September 27, 2013

Final Maturity:	September 27, 2023

Coupon:	5.125%

Issue Price to Investors:	99.752%

Underwriters’ Discount:	0.50%

Proceeds to Issuer (before expenses):	$124,065,000

Yield:	5.157%

Interest Payment Dates:	March 27 and September 27, commencing March 27, 2014.

Day Count Convention:	30/360, unadjusted

Redemption Provision:	The Notes will not be redeemable prior to maturity unless (i) a change or prospective change in law occurs which could prevent the Company from deducting interest payable on the Notes for U.S. federal income tax purposes, (ii) a subsequent event occurs which precludes the Notes from being recognized as Tier 2 capital, or (iii) the Company is required to register as an investment company under the Investment Company Act of 1940, as amended.

Denominations:	$2,000 denominations and $1,000 integral multiples thereof

Exchange:	Not applicable

CUSIP/ISIN:	919794 AB3 / US919794AB32

Joint Book-Running Managers:	Keefe, Bruyette & Woods, Inc., A Stifel Company; Sandler O’Neill + Partners, L.P.; Deutsche Bank Securities Inc.

The Issuer has filed a registration statement (including a prospectus supplement) on Form S-3 (File No. 333-191168) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you can request the prospectus by calling Keefe, Bruyette & Woods, Inc. at 1-800-966-1559.